Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204157
333-204157-01

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement filed with the Securities and Exchange Commission, but this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and are not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 5, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated May 14, 2015)

$400,000,000

Rowan Companies, Inc.

(a corporation incorporated under the laws of Delaware)

    % Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Rowan Companies plc

(a public limited company incorporated under the laws of England and Wales)

Rowan Companies, Inc., or RCI, is offering $400,000,000 aggregate principal amount of     % Senior Notes due 2025, which we refer to as the notes. Interest will be payable on the notes on             and             of each year, beginning on                     , 2017. The notes will mature on                     , 2025. The notes will be fully and unconditionally guaranteed by RCI’s parent company, Rowan Companies plc, or Rowan plc.

RCI may redeem some of the notes from time to time or all of the notes at any time at the applicable redemption prices set forth in this prospectus supplement. If RCI undergoes certain change of control transactions, RCI may be required to offer to repurchase all of the outstanding notes from holders.

The notes will be unsecured senior obligations of RCI and will rank equally in right of payment with all its existing and future unsecured senior indebtedness. The guarantee of the notes by Rowan plc will be a senior obligation of Rowan plc and will rank equally in right of payment with all the existing and future unsecured senior indebtedness of Rowan plc.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-9 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest from , 2016, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays

DNB Markets	Wells Fargo Securities	Citigroup	Deutsche Bank Securities
Goldman, Sachs & Co.	MUFG	HSBC	Morgan Stanley

Co-Managers

RBC Capital Markets	Scotiabank	Clarksons Platou Securities, Inc.	Pareto Securities

The date of this prospectus supplement is December     , 2016

Prospectus Supplement

Prospectus

S-i

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us (which we refer to as an “issuer free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes, or soliciting an offer to purchase the notes, in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related issuer free writing prospectus, or any document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find Additional Information.”

This document is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Services Authority’s Prospectus Rules.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Rowan,” “we,” “us,” and “our” mean Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, and its wholly owned subsidiaries. Rowan plc refers to Rowan Companies plc, and not to any of its subsidiaries or affiliates. RCI refers to Rowan Companies, Inc., the issuer of the notes and an indirect, wholly owned subsidiary of Rowan plc, and not to any of its subsidiaries or affiliates.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, this prospectus supplement incorporates by reference the documents set forth below that we previously filed with the SEC. You should not assume that the information in this prospectus supplement is current as of the date other than the date on the cover page of this prospectus supplement. These documents contain important information about us. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), (excluding information deemed to be furnished and not filed with the SEC), until all the notes offered hereby are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 26, 2016;

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•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC on May 4, 2016, August 2, 2016 and November 1, 2016, respectively;

•	our Definitive Proxy Statement on Schedule 14A filed on March 11, 2016; and

•	our Current Reports on Form 8-K, as filed with the SEC on February 29, 2016, April 4, 2016, May 2, 2016, May 24, 2016, May 26, 2016, July 1, 2016, August 11, 2016, August 23, 2016, September 7, 2016, September 16, 2016 and November 21, 2016 (in each case, excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Rowan Companies plc

Attention: Investor Relations

2800 Post Oak Boulevard

Suite 5450

Houston, Texas 77056

(713) 621-7800

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the accompanying prospectus, including in the documents incorporated by reference herein and therein, contains various statements relating to future financial performance, results of operations and other statements, including certain projections and business trends, that are not historical facts. These statements constitute “forward-looking statements” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties.

Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will,” “forecast,” “potential,” “outlook,” “scheduled,” “predict,” “will be,” “will continue,” “will likely result,” and similar words and specifically include statements regarding expected financial performance; dividend payments, share repurchases or debt retirement; growth strategies; expected utilization, day rates, revenues, operating expenses, contract terms and contract backlog; capital expenditures; tax rates and positions; insurance coverages; access to financing and funding sources; the availability, delivery, mobilization, contract commencement, relocation or other movement of rigs and the timing thereof; future rig construction, enhancement, upgrade or repair and costs and timing thereof; the suitability of rigs for future contracts; general market, business and industry conditions, trends and outlook; rig demand and utilization; future operations; the impact of increasing regulatory requirements and their complexity; expected contributions from our rigs; divestiture of selected assets; expense management; the likely outcome of legal proceedings or insurance or other claims and the timing thereof; activity levels in the offshore drilling market; customer drilling programs; and commodity prices. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including:

•	prices of oil and natural gas and industry expectations about future prices and impacts of global financial or economic downturns;

•	changes in the offshore drilling market, including fluctuations in worldwide rig supply and demand, competition or technology including as a result of delivery of newbuild drilling units;

•	variable levels of drilling activity and expenditures in the energy industry, whether as a result of actions by OPEC, global capital markets and liquidity, prices of oil and natural gas or otherwise, which may result in decreased demand and/or cause us to idle or stack additional rigs;

•	possible termination, suspension or renegotiation of drilling contracts (with or without cause) as a result of general and industry economic conditions, distressed financial condition of our customers, force majeure, mechanical difficulties, delays, labor disturbances, strikes, performance or other reasons; payment or operational delays by our customers; or restructuring or insolvency of significant customers;

•	changes or delays in actual contract commencement dates, contract option exercises, contract revenues and contract awards;

•	our ability to enter into, and the terms of, future drilling contracts for drilling units whose contracts are expiring and drilling units currently idled or stacked;

•	drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to certification and testing of blowout preventers and other equipment or otherwise impacting operations), future lease sales, changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill contingency plan requirements and other governmental actions that may result in claims of force majeure or otherwise adversely affect our drilling contracts or operations;

•	governmental regulatory, legislative and permitting requirements affecting drilling operations or compliance obligations in the areas in which our rigs operate;

S-iv

•	tax matters, including our effective tax rates, tax positions, results of audits, tax disputes, changes in tax laws, treaties and regulations, tax assessments and liabilities for taxes;

•	economic volatility and political, legal and tax uncertainties following the vote in the U.K. to exit the European Union (“Brexit”) and any subsequent referendum in Scotland to seek independence from the U.K.;

•	downtime, lost revenue and other risks associated with drilling operations, operating hazards, or rig relocations and transportation, including rig or equipment failure, collisions, damage and other unplanned repairs, the availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to weather conditions, work stoppages or otherwise, and the availability or high cost of insurance coverage for certain offshore perils or associated removal of wreckage or debris and other losses;

•	access to spare parts, equipment and personnel to maintain, upgrade and service our fleet;

•	potential cost overruns and other risks inherent to construction, repair, upgrades, inspections or enhancement of drilling units, unexpected delays in rig and equipment delivery and engineering or design issues following shipyard delivery, delays in acceptance by our customers, or delays in the dates our drilling units will enter a shipyard, be transported and delivered, enter service or return to service;

•	operating hazards, including environmental or other liabilities, risks, expenses or losses, whether related to well-control issues, collisions, groundings, blowouts, fires, explosions, weather or hurricane delays or damage, losses or liabilities (including wreckage or debris removal) or otherwise;

•	our ability to retain highly skilled personnel on commercially reasonable terms, whether due to competition, cost cutting initiatives, labor regulations, unionization or otherwise; our ability to seek and receive visas for our personnel to work in our areas of operation in a timely manner;

•	governmental action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, military or political demonstrations, strikes, or outbreak or escalation of armed hostilities or other crises in oil or natural gas producing areas in which we operate, which may result in expropriation, nationalization, confiscation or deprivation of assets, extended business interruptions, suspended operations, or suspension and/or termination of contracts and payment disputes based on force majeure events;

•	terrorism, piracy, cyber-breaches, outbreaks of any disease or epidemic and other related travel restrictions, political instability, hostilities, acts of war, nationalization, expropriation, confiscation or deprivation of our assets or military action impacting our operations, assets or financial performance in any of our areas of operations;

•	the outcome of legal proceedings, or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any renegotiation, nullification, cancellation or breach of contracts with customers or other parties;

•	potential for additional asset impairments;

•	our liquidity, adequacy of cash flows to meet obligations, or our ability to access or obtain financing and other sources of capital, such as in the debt or equity capital markets;

•	volatility in currency exchange rates and limitations on our ability to use or convert illiquid currencies;

•	effects of accounting changes and adoption of accounting policies;

•	potential unplanned expenditures and funding requirements, including investments in pension plans and other benefit plans; and

•	other important factors described from time to time in the reports filed by us with the SEC and the New York Stock Exchange.

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All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. In addition to the risks, uncertainties and assumptions described above, you should also carefully read and consider the additional information regarding risks and uncertainties contained in our other filings with the SEC under the Exchange Act.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement (or in documents incorporated by reference in this prospectus supplement) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and similar sections in any subsequent Quarterly Reports on Form 10-Q for more information about important risks that you should consider before investing in the notes.

Overview

We are a global provider of offshore contract drilling services to the international oil and gas industry in the ultra-deepwater and shallow water market, with a focus on high-specification and premium jack-up rigs and ultra-deepwater drillships. Our fleet currently consists of 30 mobile offshore drilling units, including 26 self-elevating jack-up rigs and four ultra-deepwater drillships. We are a successor to a contract drilling business conducted since 1923.

As of October 18, 2016, the date of our most recent Fleet Status Report, three of our four drillships were under contract in the United States Gulf of Mexico (“GOM”). Additionally, we had four jack-up rigs under contract in the North Sea, nine under contract in the Middle East, three under contract in Trinidad and one under contract in the GOM. We had an additional seven marketed jack-up rigs, three cold-stacked jack-up rigs and one marketed drillship without a contract.

The following table summarizes our offshore jack-up rig assets as of October 18, 2016:

	High-Specification Jack-Ups(1)	Premium Jack- Ups(2)	Total	Percentage of Fleet
Middle East	8	5	13	48%
GOM	2	2	4	15%
North Sea	6	0	6	22%
Southeast Asia(3)	0	1	1	4%
Trinidad	3	0	3	11%

Total	19	8	27	100%

Percentage of Fleet	70%	30%	100%

(1)	Rigs that have at least two million pounds of hook load capability or other high specification capabilities.
(2)	Cantilever jack-up rigs that have the ability to operate in water depths equal to or greater than 300 feet.
(3)	Rig subsequently sold as a non-drilling unit.

For the nine months ended September 30, 2016, we had total revenues of $1.49 billion and net income of $345 million.

Current Business Environment

The business environment for offshore drillers continues to be challenging, with an oversupply of drilling units and low demand for services causing downward pressure on rig day rates, lower rig utilization, and cold-stacking or retirement of rigs in the worldwide fleet. As a result of these market conditions, we have taken a wide variety of actions including: extending certain of our contracts in exchange for reduced day rates, renegotiating termination provisions to receive early payment of a substantial portion of contract backlog, warm-stacking some of our jack-up rigs and drillships, selling several of our oldest jack-up rigs and cold-stacking some of our older jack-up rigs. Further, some of our customers may seek to renegotiate shorter contract durations, reduced day rates and/or discounted early termination fees. In addition, some of our customers are facing liquidity issues, and may delay or fail to pay for our drilling services or may default on our drilling contracts. Given the current outlook, we expect day rates and utilization to remain depressed over the short and medium term, which may adversely affect our operating results, cash flows and financial position, and there is no guarantee that day rates and utilization will recover beyond the short and medium term. See “Risk Factors.”

However, in light of the current business environment, we expect there will be opportunities to invest counter-cyclically in distressed assets, engage in consolidation among offshore drillers or pursue other strategic alliances and joint ventures with other drillers or participants in the offshore drilling industry. Any determination to take action in this regard will be based on market conditions and opportunities existing at the time, and accordingly, the timing, size or success of any efforts and the associated potential capital commitments are unpredictable.

Recent Developments

Saudi Aramco Joint Venture

On November 21, 2016, subsidiaries of Rowan and the Saudi Arabian Oil Company (“Saudi Aramco”) entered into a Shareholders’ Agreement to create a 50/50 joint venture to own, manage and operate offshore drilling units in Saudi Arabia. The new entity is anticipated to commence operations in the second quarter of 2017.

At formation of the new company, each of Rowan and Saudi Aramco will contribute $25 million to be used for working capital needs. At commencement of operations, Rowan will contribute three rigs and its local shore based operations, and Saudi Aramco will contribute two rigs and cash to maintain equal equity ownership in the new company. Rowan will then contribute two more rigs in late 2018 when those rigs complete their current contracts, and Saudi Aramco will make a matching cash contribution at that time. At the various asset contribution dates, excess cash is expected to be distributed in equal parts to the shareholders. Rigs contributed will receive contracts for an aggregate 15 years, renewed and re-priced every three years, provided that the rigs meet the technical and operational requirements of Saudi Aramco. The new company will also manage the operations of five Rowan jack-up rigs currently in Saudi Arabia, until their associated drilling contracts expire, which may then be released, leased by or contributed to the new company.

Each of Rowan and Saudi Aramco will be obligated to fund their portion of the purchase of up to 20 newbuild jack-up rigs ratably over ten years. The first rig is expected to be delivered as early as 2021. The partners intend that the newbuild jack-up rigs will be financed out of available cash from operations and/or funds available from third party debt financing. Saudi Aramco will provide drilling contracts as a customer to support the new company in the acquisition of the new rigs. If cash from operations or financing is not available to fund the cost of the newbuild jack-up rigs, each partner is obligated to contribute funds to purchase such rigs, up to a maximum amount of $1.25 billion per partner in the aggregate for all 20 newbuild jack-up rigs.

Tender Offers

RCI intends to commence certain tender offers (the “Tender Offers”) to purchase for cash, subject to certain conditions, up to $750,000,000 (the “Maximum Purchase Amount”) aggregate purchase price, excluding accrued interest, of RCI’s 5% Senior Notes due 2017 (the “2017 Notes”), 7.875% Senior Notes due 2019 (the “2019

Notes”), 4.875% Senior Notes due 2022 (the “2022 Notes”) and 4.75% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes, the 2019 Notes and the 2022 Notes, the “Target Notes”). The Tender Offers are subject to a $100,000,000 cap with respect to the 2019 Notes (the “2019 Cap”), a $235,000,000 cap with respect to the 2022 Notes (the “2022 Cap”) and a $50,000,000 cap with respect to the 2024 Notes (the “2024 Cap” and, together with the 2019 Cap and the 2022 Cap, the “Caps”). Subject to the Maximum Purchase Amount and the Caps, the aggregate purchase price of a series of Target Notes that is purchased in the Tender Offers will be based on the order of priority assigned to such series of Target Notes.

We expect that the total consideration for each series of Target Notes will include a premium (the “Early Tender Premium”) for each $1,000 principal amount of notes that are tendered prior to an early tender deadline. Holders that validly tender Target Notes subsequent to the early tender deadline but prior to the expiration date of the Tender Offers will not receive the Early Tender Premium.

Each Tender Offer may be amended, extended or terminated individually. The Tender Offers are being made pursuant to an Offer to Purchase. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell any of the Target Notes, and the Tender Offers are not offers to sell or solicitations of offers to purchase the notes. The Tender Offers are conditioned on, among other things, the consummation of this offering. This offering, however, is not conditioned on the consummation of the Tender Offers or the tender of any specified amount of 2017 Notes, 2019 Notes, 2022 Notes or 2024 Notes. There can be no assurance as to the amount of Target Notes that will be tendered in the Tender Offers or that we will consummate the Tender Offers, which are subject to market conditions and other factors.

The underwriters are also acting as dealer managers with respect to the Tender Offers.

Corporate Information

Our headquarters are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and our telephone number at that location is 713-621-7800.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.” For purposes of this section, references to “RCI” “issuer,” “us,” “we” and “our” refer only to Rowan Companies, Inc. and do not include its subsidiaries or affiliates (including Rowan Companies plc, which we refer to as “Rowan plc”).

Issuer	Rowan Companies, Inc, an indirect, wholly owned subsidiary of Rowan plc.

Parent Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Rowan plc.

Notes Offered	$400,000,000 aggregate principal amount of % Senior Notes due 2025.

Maturity Date	The notes will mature on , 2025, unless redeemed or repurchased prior to such date. See “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Repurchase Event.”

Interest Rate	The notes will bear interest at % per year, accruing from , 2016.

Interest on the notes is payable semi-annually on and of each year, beginning on , 2017.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes.

Optional Redemption of the Notes	At any time and from time to time, we may redeem any or all of the notes for a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date plus the applicable make-whole premium, if any. There will be no make-whole premium applicable to redemption of the notes on and after , . See “Description of Notes—Optional Redemption.”

Ranking	The notes will be general unsecured, senior obligations of RCI. Accordingly, they will rank:

•	senior in right of payment to all of the subordinated indebtedness of RCI, if any;

•	pari passu in right of payment with any of RCI’s existing and future senior indebtedness, including RCI’s 2017 Notes, 2019 Notes, 2022 Notes, 2024 Notes, 5.4% Senior Notes due 2042, 5.85% Senior Notes due 2044 and any indebtedness of RCI under its senior revolving credit facility (other than any letter of credit reimbursement obligations under RCI’s senior revolving credit facility that are secured by cash deposits);

•	effectively junior to RCI’s secured indebtedness, if any (including any letter of credit reimbursement obligations under its senior revolving credit facility that are secured by cash deposits), to the extent of the value of the assets of RCI constituting collateral securing that indebtedness; and

•	effectively junior to all indebtedness and other liabilities, including trade payables, of RCI’s subsidiaries (other than indebtedness and liabilities owed to RCI).

As of September 30, 2016, RCI had total indebtedness of approximately $2.65 billion (none of which was secured), and its subsidiaries had no indebtedness.

Rowan plc’s guarantee of the notes will be a general unsecured obligation of Rowan plc and will rank:

•	senior in right of payment to all subordinated indebtedness of Rowan plc;

•	pari passu in right of payment with any of Rowan plc’s senior indebtedness, and Rowan plc’s guarantee of RCI’s senior revolving credit facility, 2017 Notes, 2019 Notes, 2022 Notes, 2024 Notes, 5.4% Senior Notes due 2042 and 5.85% Senior Notes due 2044;

•	effectively junior to Rowan plc’s secured indebtedness, if any, to the extent of the value of the assets of Rowan plc constituting collateral securing that indebtedness; and

•	effectively junior to all indebtedness and other liabilities, including trade payables, of Rowan plc and its subsidiaries (other than indebtedness and liabilities owed to Rowan plc).

As of September 30, 2016, Rowan plc had no indebtedness, and its subsidiaries had total indebtedness of approximately $2.65 billion, which would be structurally senior to its guarantee of the notes. However, all of such indebtedness of Rowan plc’s subsidiaries is indebtedness of RCI, which will be the issuer of the notes.

See “Description of Notes—The Rowan plc Guarantee.”

Covenants	The indenture governing the notes contains covenants that, among other things, limit RCI’s ability and the ability of its subsidiaries to:

•	create liens that secure debt;

•	engage in sale and leaseback transactions; and

•	merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of Notes—Additional Covenants.”

The notes will contain certain events of default.

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control Repurchase Event.”

Use of Proceeds	We expect the net proceeds to us from this offering to be approximately $ million, after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net proceeds from this offering to fund a portion of the Tender Offers. In the event that the Tender Offers are not consummated, or the aggregate purchase price of securities tendered in the Tender Offers and accepted for payment is less than the Maximum Purchase Amount, we may use such proceeds for general corporate purposes, including capital expenditures. Until we apply the net proceeds for the purposes described above, we may invest them in short-term liquid investments. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement and the “Risk Factors” section of Rowan plc’s Annual Report on Form 10-K and similar sections in any subsequent Quarterly Reports on Form 10-Q that we incorporate by reference in this prospectus supplement and the accompanying prospectus, and all other information set forth in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Governing Law	The notes and the indenture will be governed by New York law.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby. Any additional notes having such similar terms, together with the notes of offered hereby, will constitute a single series of notes under the indenture. See “Description of Notes—General.”

For additional information regarding the notes, see “Description of Notes.”

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below is Rowan’s summary consolidated historical financial data for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015. The summary consolidated historical financial data as of December 31, 2015 and 2014 and for the three years ended December 31, 2015, 2014 and 2013 was derived from the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2015. The summary consolidated historical financial data as of December 31, 2013 was derived from the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014. The summary unaudited historical financial data set forth below was derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. The summary historical financial data set forth below is not necessarily indicative of Rowan’s financial position or results for any future periods.

You should read the following summary historical financial data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus supplement and in Rowan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, and its historical financial statements and the notes thereto included in such reports, all of which are incorporated by reference in this prospectus supplement. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following information. All dollar values in the following tables are in millions.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
				(Unaudited)
Income Statement Data:
Revenues	$2,137.0	$1,824.4	$1,579.3	$1,491.4	$1,601.2

Costs and expenses
Direct operating costs (excluding items below)	993.1	991.3	860.9	598.3	757.3
Depreciation and amortization	391.4	322.6	271.0	301.2	289.2
Selling, general and administrative	115.8	125.8	131.3	76.5	88.4
Loss (gain) on disposals of property and equipment	(7.7)	(1.7)	(20.1)	5.3	2.1
Gain on litigation settlement(1)	—	(20.9)	—	—	—
Material charges and other operating items(2)	337.3	574.0	4.5	32.9	337.3

	1,829.9	1,991.1	1,247.6	1,014.2	1,474.3

Income (loss) from operations	307.1	(166.7)	331.7	477.2	126.9

Other income (expense)
Interest expense, net of interest capitalized	(145.3)	(103.9)	(69.8)	(116.6)	(104.9)
Interest income	1.1	1.8	1.6	2.1	0.8
Gain (loss) on extinguishment of debt	(1.5)	—	—	2.4	—
Other—net	(3.7)	(0.8)	(2.3)	(5.4)	(2.9)

Total other (expense), net	(149.4)	(102.9)	(70.5)	(117.5)	(107.0)

Income (loss) from continuing operations before income taxes	157.7	(269.6)	261.2	359.7	19.9
Provision (benefit) for income taxes	64.4	(150.7)	8.6	14.7	50.9

Net income (loss) from continuing operations	93.3	(118.9)	252.6	345.0	(31.0)

Discontinued operations, net of tax(3)	—	4.0	—	—	—

Net income (loss)	$93.3	$(114.9)	$252.6	$345.0	$(31.0)

	Year Ended December 31,			Nine Months Ended September 30, 2016
	2015	2014	2013	(Unaudited)
Balance Sheets Data (at period end):
Cash and Cash Equivalents	$484.2	$339.2	$1,092.8	$1,037.5
Total Assets	8,347.3	8,392.3	7,975.8	8,665.0
Total Current Liabilities	328.7	333.2	354.6	677.8
Total Liabilities	3,574.8	3,700.9	3,082.0	3,507.8
Total Equity	4,772.5	4,691.4	4,893.8	5,157.2

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
				(Unaudited)
Other Financial Data:
Net cash provided by operating activities	$996.9	$423.0	$623.2	$688.6	$658.9
Net cash used in investing activities	$(703.5)	$(1,936.2)	$(562.8)	$(87.4)	$(669.7)
Net cash provided by (used in) financing activities	$(148.4)	$759.6	$8.4	$(47.9)	$(37.9)
Ratio of earnings to fixed charges(4)(5)	1.9	(0.9)	2.8	4.1	1.1

(1)	The year ended December 31, 2014 includes a gain of $20.9 million related to cash received for damages incurred as a result of a tanker’s collision with the Rowan EXL I in 2012.
(2)	The year ended December 31, 2015 includes $329.8 million of non-cash asset impairment charges and $7.6 million of costs to terminate a rig refurbishment contract. The year ended December 31, 2014 includes $574.0 million of non-cash asset impairment charges. The year ended December 31, 2013 includes $4.5 million of non-cash asset impairment charges. The nine months ended September 30, 2016 includes $34.3 million of non-cash asset impairment charges and a $1.4 million reversal of an estimated liability for settlement of a withholding tax matter during a tax amnesty period which was related to a legal settlement for a 2014 termination of a contract for refurbishment work on the Rowan Gorilla III, as noted below in the 2015 period. Payment of such withholding taxes during the tax amnesty period resulted in the waiver of applicable penalties and interest. The nine months ended September 30, 2015 includes $329.8 million of non-cash asset impairment charges and an adjustment of $7.6 million to an estimated liability for the 2014 contract termination in connection with refurbishment work on the Rowan Gorilla III. A settlement agreement for this matter was signed during the third quarter of 2015.
(3)	In 2011, Rowan sold its manufacturing and land drilling operations, which are classified as discontinued operations. In 2014, Rowan sold a land rig retained from the sale and recognized a $4.0 million gain, net of tax.
(4)	For each of the periods presented, there were no outstanding shares of preferred stock.
(5)	In the year ended December 31, 2014, total fixed charges exceeded total adjusted earnings available for payment of fixed charges, resulting in a deficiency of approximately $319.6 million.

RISK FACTORS

Investing in our notes involves risks. Before deciding whether to purchase our notes, you should carefully consider the risks and uncertainties described below as well as those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and similar sections in any subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in, or incorporated by reference into, this prospectus. See “Incorporation by Reference.” If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to the Notes and our Indebtedness

We may not be able to generate enough cash flow to meet our debt obligations.

Our earnings and cash flow may vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could adversely affect our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or initiatives of our competitors, are beyond our control.

As of September 30, 2016, our total indebtedness was approximately $2.65 billion. Furthermore, as of such date, we had $1.5 billion in undrawn borrowing capacity under our senior revolving credit facility. All borrowings under our senior revolving credit facility rank equal in right of payment to the notes.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes and the guarantee will be unsecured and effectively subordinated to existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of subsidiaries.

The notes will be general unsecured senior obligations of RCI, and the guarantee of the notes by Rowan plc will be a general unsecured senior obligation of Rowan plc. In the event of any distribution or payment of assets of RCI in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding of RCI, any secured debt of RCI will be entitled to be paid in full from its assets securing that debt before any payment may be made with respect to the notes. Consequently, the notes will rank effectively junior in right of payment to all existing and future secured debt of RCI, to the extent of the value of the collateral securing that debt. Similarly, in the event of any distribution or payment of assets of Rowan plc in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding of Rowan plc, any secured debt of Rowan plc will be entitled to be paid in full from its assets securing that debt before any payment may be made with respect to its guarantee of the notes. Consequently, Rowan plc’s guarantee of the notes will rank effectively junior in right of payment to all existing and future secured debt of Rowan plc, to the extent of the value of the collateral securing that debt. Holders of the notes will participate ratably in the remaining assets of RCI and Rowan plc with all holders of unsecured indebtedness of RCI or Rowan plc that does not rank junior to the notes or Rowan plc’s guarantee of the notes, respectively, including all of their respective other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

In the event of any distribution or payment of assets of any of RCI’s subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of such subsidiary, the claims of the creditors of the subsidiary must be satisfied prior to making any such distribution or payment to RCI in respect of its direct or indirect equity interests in the subsidiary. Similarly, in the event of any distribution or payment of assets of any of Rowan plc’s subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of such subsidiary, the claims of the creditors of the subsidiary must be satisfied prior to making any such distribution or payment to Rowan plc in respect of its direct or indirect equity interests in the subsidiary. Consequently, creditors of current and future subsidiaries of RCI will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes, and creditors of current and future subsidiaries of Rowan plc will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to Rowan plc’s guarantee of the notes.

As of September 30, 2016, Rowan plc had no indebtedness, and its subsidiaries had total indebtedness of approximately $2.65 billion. All of such indebtedness of Rowan plc’s subsidiaries is indebtedness of RCI, which will be the issuer of the notes, and consequently, all of such indebtedness will rank pari passu in right of payment with the notes. Excluding any letter of credit reimbursement obligations under RCI’s senior revolving credit facility that are secured by cash deposits, none of such indebtedness was secured. In addition, as of such date, subsidiaries of RCI had no indebtedness. All indebtedness of Rowan plc’s subsidiaries would be structurally senior to Rowan plc’s guarantee of the notes.

Federal and state statutes allow courts, under specific circumstances, to void the guarantee by Rowan plc and require note holders to return payments received from Rowan plc.

Under the U.S. federal bankruptcy law and comparable provisions of state and foreign fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor by making such guarantee; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by Rowan plc pursuant to its guarantee of the notes could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from Rowan plc would be effectively subordinated to all indebtedness and other liabilities of Rowan plc.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that Rowan plc, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standards a court would apply in making these determinations or that a court would agree with our conclusions in this regard. If a guarantee is legally challenged, the guarantee could also be subject to the claim that, since the guarantee was incurred for RCI’s benefit, and only indirectly for the benefit of Rowan plc, the obligations of Rowan plc were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under that guarantee, subordinate them to any other indebtedness of Rowan plc or take other action detrimental to the holders of the notes.

If a court voids the guarantee or any payment under the guarantee of the notes as a result of a fraudulent transfer or holds it unenforceable for any other reason, the rights of holders of the notes under the guarantee would be seriously undermined and such holders could cease to have any claim against Rowan plc under its guarantee of the notes.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of RCI’s indenture do not prohibit us or our subsidiaries from doing so. As of September 30, 2016, our total indebtedness was approximately $2.65 billion. Furthermore, as of such date, we had $1.5 billion in undrawn borrowing capacity under our senior revolving credit facility. All borrowings under our senior revolving credit facility rank equal in right of payment to the notes. With respect to our unsecured borrowings under this facility, the lenders will be entitled to share ratably with the holders of the notes as well as the holders of any of our other unsecured and unsubordinated debt, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of RCI. Furthermore, with respect to secured reimbursement obligations in respect of letters of credit under our senior revolving credit facility and any other future secured indebtedness, the claims of creditors in respect of such secured obligations will rank effectively senior to the claims of holder of our unsecured indebtedness, including the notes, to the extent of the collateral securing such reimbursement obligations.

If we increase our debt levels, the related risks that we and our subsidiaries now face could intensify. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

We may not be able to fund a change of control offer.

If a change of control repurchase event occurs, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control repurchase event in the future. Furthermore, any change of control, as defined in our credit agreement, would terminate the commitments under our senior revolving credit facility and require us to prepay amounts outstanding thereunder. See “Description of Notes—Change of Control Repurchase Event.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The underwriters of the notes have informed us that, if the notes are not listed on a securities exchange, they intend to make a market in the notes. However, the underwriters may cease their market-making at any time.

The liquidity of the trading markets in the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. An active trading market may not develop or be maintained for the notes. Subsequent to the closing of this offering, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

We may not consummate the Tender Offers, and this offering is not conditioned on the consummation of the Tender Offers.

We intend to use the net proceeds from this offering to fund a portion of the Tender Offers, as described under “Summary—Recent Developments—Tender Offers.” However, there can be no assurance as to the amount of Target Notes that will be tendered in the Tender Offers or that we will consummate the Tender Offers, which are subject to market conditions and other factors. This offering is not conditioned on the consummation of the Tender Offers. Therefore, upon the closing of this offering, you will become a holder of the notes regardless of whether the Tender Offers are consummated, delayed or terminated. If the Tender Offers are delayed or terminated, the value of the notes may decline to the extent that their price reflects a market assumption that the Tender Offers will be consummated on the terms described herein. If the Tender Offers are not consummated, or the aggregate purchase price of securities tendered in the Tender Offers and accepted for payment is less than the Maximum Purchase Amount, we may use the net proceeds from this offering for general corporate purposes, including capital expenditures. See “Use of Proceeds.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the Tender Offers. In the event that the Tender Offers for the 2017 Notes, 2019 Notes, 2022 Notes and 2024 Notes are not consummated, or the aggregate purchase price of securities tendered in the Tender Offers and accepted for payment is less than the Maximum Purchase Amount, we may use such proceeds for general corporate purposes, including capital expenditures. Until we apply the net proceeds for the purposes described above, we may invest them in short-term liquid investments.

As of September 30, 2016, approximately $358 million aggregate principal amount of the 2017 Notes was outstanding. The interest rate on the aggregate principal amount of the 2017 Notes is 5%.

As of September 30, 2016, approximately $397 million aggregate principal amount of the 2019 Notes was outstanding. The interest rate on the aggregate principal amount of the 2019 Notes is 7.875%.

As of September 30, 2016, $700 million aggregate principal amount of the 2022 Notes was outstanding. The interest rate on the aggregate principal amount of the 2022 Notes is 4.875%.

As of September 30, 2016, $400 million aggregate principal amount of the 2024 Notes was outstanding. The interest rate on the aggregate principal amount of the 2024 Notes is 4.75%

The underwriters are also acting as dealer managers with respect to the Tender Offers. In addition, certain of the underwriters or their affiliates own a portion of one or more series of the Target Notes that are subject to the Tender Offers and accordingly may receive a portion of the proceeds from this offering if we use them to fund a portion of the Tender Offers.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of $400 million in aggregate principal amount of RCI’s Senior Notes as if they had occurred on September 30, 2016.

The following table does not give effect to the Tender Offers. See “Prospectus Supplement Summary—Recent Developments—Tender Offers.”

	September 30, 2016
	Actual	As Adjusted for this Offering(1)
	(in millions)

Cash and cash equivalents	$1,037.5	$

Long-term debt, including current maturities:
Senior revolving credit facility(2)	—		—
5% Senior Notes due 2017 ($357.7 million principal amount)	357.1		357.1
7.875% Senior Notes due 2019 ($396.5 million principal amount)	394.7		394.7
4.875% Senior Notes due 2022 ($700 million principal amount)	705.5		705.5
4.75% Senior Notes due 2024 ($400 million principal amount)	397.3		397.3
5.4% Senior Notes due 2042 ($400 million principal amount)	394.9		394.9
5.85% Senior Notes due 2044 ($400 million principal amount)	396.1		396.1
% Senior Notes due 2025 ($400 million principal amount)	—

Total long-term debt, including current maturities	$2,645.6	$

Total stockholders’ equity:	$5,157.2		$5,157.2

Total capitalization	$7,802.8	$

(1)	Although the intended use of net proceeds from this offering is to fund a portion of the Tender Offers, the As Adjusted column does not give effect to the Tender Offers and presents the net proceeds from this offering as an upward adjustment to cash and cash equivalents pending their intended use. There can be no assurance that we will consummate the Tender Offers, which are subject to market conditions and other factors. As of September 30, 2016, the aggregate principal amount outstanding of the Target Notes was approximately $1.85 billion.
(2)	At December 2, 2016 we had no borrowings outstanding under our $1.5 billion senior revolving credit facility.

This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis:

						Pro Forma(3)
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2015	Nine Months Ended September 30, 2016
	2015	2014	2013	2016	2015
	(Dollars in millions)
Earnings:
Pre-tax income (loss) from continuing operations	$157.7	$(269.6)	$261.2	$359.7	$19.9
Fixed charges (see below)	166.9	167.1	122.7	119.6	125.3
Interest capitalized	(16.2)	(57.6)	(48.7)	—	(16.2)
Amortization of capitalized interest	10.8	7.6	6.9	8.5	7.9
Preferred dividend requirements	—	—	—	—	—	—	—

Total adjusted earnings available for payment of fixed charges	$319.2	$(152.5)	$342.1	$487.8	$136.9

Fixed charges: (1)
Interest expensed and capitalized	$161.5	$161.5	$118.5	$116.6	$121.1
Amortization of capitalized expenses related to indebtedness	1.0	1.0	1.1	0.7	0.7
Rental expense representative of interest factor	4.4	4.6	3.1	2.3	3.5
Preferred dividend requirements	—	—	—	—	—	—	—

Total fixed charges	$166.9	$167.1	$122.7	$119.6	$125.3

Ratio of earnings to fixed charges (2)	1.9	(0.9)	2.8	4.1	1.1

(1)	In each of the periods presented, there were no outstanding preferred shares.
(2)	In the year ended December 31, 2014, total fixed charges exceeded total adjusted earnings available for payment of fixed charges, resulting in a deficiency of approximately $319.6 million.
(3)	Gives effect to this offering and the application of the net proceeds therefrom as of the beginning of the pro forma period presented. See “Use of Proceeds” on page S-14.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

You can find the definitions of certain terms used in this description of notes under the subheading “Definitions.” As used in this description, the words “Rowan,” “RCI,” “we,” “us” and “our” refer to Rowan Companies, Inc. and not to any of its subsidiaries or affiliates (including Rowan Companies plc, which we refer to as “Rowan plc”).

We have entered into an indenture dated July 21, 2009, which we refer to as the “base indenture,” between us and U.S. Bank National Association, as trustee, pursuant to which we may issue multiple series of debt securities from time to time. We issued our:

•	5% Senior Notes due 2017 pursuant to the base indenture as amended and supplemented by the second supplemental indenture;

•	7.875% Senior Notes due 2019 pursuant to the base indenture as amended and supplemented by the first supplemental indenture;

•	4.875% Senior Notes due 2022 pursuant to the base indenture as amended and supplemented by the fourth supplemental indenture;

•	4.75% Senior Notes due 2024 pursuant to the base indenture as amended and supplemented by the sixth supplemental indenture;

•	5.4% Senior Notes due 2042 pursuant to the base indenture as amended and supplemented by the fifth supplemental indenture; and

•	5.85% Senior Notes due 2044 pursuant to the base indenture as amended and supplemented by the seventh supplemental indenture.

Each such series of notes was issued by RCI and is fully and unconditionally guaranteed by Rowan plc.

The notes will be issued under the base indenture, as amended and supplemented by the eighth supplemental indenture, to be entered into among us and the trustee, setting forth the specific terms of the notes. In this description, when we refer to the “indenture,” we mean the base indenture as so amended and supplemented by the eighth supplemental indenture.

We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of the indenture contained in the accompanying prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “—Additional Information.” Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes will be:

•	general unsecured, senior obligations of RCI;

•	pari passu in right of payment with all existing and future senior Indebtedness of RCI, including indebtedness under RCI’s senior revolving credit facility, and RCI’s 5% Senior Notes due 2017, 7.875% Senior Notes due 2019, 4.875% Senior Notes due 2022, 4.75% Senior Notes due 2024, 5.4% Senior Notes due 2042 and 5.85% Senior Notes due 2044;

•	senior in right of payment to all future subordinated Indebtedness of RCI;

•	effectively junior to RCI’s secured indebtedness, if any (including any letter of credit reimbursement obligations under RCI’s senior revolving credit facility that are secured by cash deposits), to the extent of the value of the assets of RCI constituting collateral securing that indebtedness;

•	effectively junior in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, of RCI’s Subsidiaries (other than Indebtedness and liabilities owed to us); and

•	fully and unconditionally guaranteed by Rowan plc on a senior unsecured basis.

As of September 30, 2016, RCI had total indebtedness of approximately $2.65 billion (none of which was secured), and its subsidiaries had no indebtedness.

Our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Principal, Maturity and Interest

We will issue $400,000,000 aggregate principal amount of notes in this offering. Upon issuance of the notes in this offering, the indenture will provide that, subject to compliance with the covenants described in “—Additional Covenants,” we may issue additional notes without limitation as to aggregate principal amount (the “Additional Notes”).

If after consummation of this offering, we issue any Additional Notes, those Additional Notes will have terms and conditions identical (except for the issue date, price to the public and, if applicable, initial interest payment date) to the notes issued in this offering, will be treated as part of the same series of debt securities as the notes offered hereby and will vote on all matters with the notes offered in this offering.

The notes will mature on                     , 2025. Interest on the notes will accrue at the rate of     % per annum. Interest on the notes will be payable semiannually in arrears on             and              , commencing on                    , 2017. We will make each interest payment with respect to the notes to the holders of record of the notes of such series on the immediately preceding             and             . Interest on the notes will accrue from, and including, the date of original issuance. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes of each series will be represented by a global note.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

No service charge will be imposed in connection with any transfer or exchange of any note, but Rowan may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the notes to be redeemed at any time on or after             ,             will be equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price for the notes to be redeemed at any time prior to             ,             , will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date:

•	100% of the principal amount of such notes; or

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if Rowan obtains fewer than five such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the notes.

“Reference Treasury Dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and Citigroup Global Markets Inc. (each, a “Primary Treasury Dealer”); provided that, if any of the aforementioned ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; (2) a Primary Treasury Dealer selected by MUFG Securities Americas Inc.; and (3) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, unless RCI has previously or concurrently exercised its right to redeem all of the notes as described under “—Optional Redemption,” each holder of notes will have the right, except as provided below, to require that the issuer repurchase all or any part (in denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes for a cash price equal to 101.0% of the aggregate principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

Not later than 30 days following any Change of Control Repurchase Event, RCI will deliver, or cause to be delivered, to the holders of record of the notes, with a copy to the trustee, a notice:

(1)	describing the transaction or transactions that constitute the Change of Control Repurchase Event;

(2)	offering to repurchase, pursuant to the procedures required by the indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a business day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all notes that are properly tendered by such holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second business day preceding the Change of Control Payment Date; and

(3)	describing the procedures, as determined by RCI, consistent with the indenture, that holders of record of the notes must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, RCI will, to the extent lawful, deposit with the paying agent an amount equal to the Change of Control Payment in respect of the notes or portions of notes properly tendered.

On the Change of Control Payment Date, RCI will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)	deliver or cause to be delivered to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by RCI.

The paying agent will promptly deliver to each holder who has so tendered notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes so tendered, if any; provided that each such new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a note is registered at the close of business on such record date.

A Change of Control Offer will be required to remain open for at least 20 business days or for such longer period as is required by law. RCI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that RCI will have available funds sufficient to pay for all or any of the notes that might be delivered by holders seeking to accept the Change of Control Offer. See “Risk Factors—Risks Relating to the notes and our Indebtedness—We may not be able to fund a change of control offer.” In addition, in the event of a Change of Control Repurchase Event RCI may not be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. If RCI fails to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event, such failure will constitute an Event of Default. In addition, the occurrence of certain of the events which would constitute a Change of Control may constitute an event of default under RCI’s senior revolving credit facility and may constitute an event of default under other existing or future Indebtedness. Moreover, the exercise by holders of their right to require RCI to purchase notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on RCI. Finally, RCI’s ability to pay cash to the holders upon a Change of Control Repurchase Event may be limited by its then existing financial resources.

The provisions described above that require RCI to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable regardless of whether any other provisions of the indenture are applicable to the transaction giving rise to the Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Rowan plc and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature is a result of negotiations between Rowan plc and the underwriters. Rowan plc does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that Rowan plc could decide to do so in the future. Subject to the limitations discussed below, Rowan plc could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise effect Rowan plc’s consolidated capital structure or credit ratings. Restrictions on the ability of Rowan plc and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Liens.” Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders to require that RCI purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

RCI will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RCI and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (ii) RCI has given notice of the redemption of all of the notes then outstanding as described under “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

If holders of not less than 95.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and RCI, or any third party making a Change of Control Offer in lieu of RCI as described above, purchases all of the notes validly tendered and not withdrawn by such holders, RCI will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment, plus, to the extent not included in the Change of Control Payment price, accrued and unpaid interest, if any, to the date of redemption.

With respect to any disposition of properties or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which will govern the notes and the indenture) and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of Rowan plc and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control Repurchase Event has occurred and whether the holders have the right to require the issuer to purchase notes.

RCI will comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Change of Control Repurchase Event” provisions of the indenture, RCI shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control Repurchase Event” provisions of the indenture by virtue of such compliance.

The provisions under the indenture relating to RCI’s obligation to make a Change of Control Offer may be waived, modified or terminated with the consent of the holders of a majority in principal amount of the notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $2,000 or less shall be redeemed in part.

Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Rowan’s discretion, be subject to one or more conditions precedent.

The Rowan plc Guarantee

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Rowan plc. Rowan plc’s guarantee of the notes will be a general unsecured obligation of Rowan plc and will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of Rowan plc;

•	pari passu in right of payment with any of Rowan plc’s existing and future senior indebtedness and Rowan plc’s guarantee of RCI’s senior revolving credit facility, RCI’s 5% Senior Notes due 2017, 7.875% Senior Notes due 2019, 4.875% Senior Notes due 2022, 4.75% Senior Notes due 2024, 5.4% Senior Notes due 2042 and 5.85% Senior Notes due 2044;

•	effectively junior to Rowan plc’s secured indebtedness, if any, to the extent of the value of the assets of Rowan plc constituting collateral securing that indebtedness; and

•	effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of Rowan plc’s subsidiaries (other than indebtedness and liabilities owed to Rowan plc).

As of September 30, 2016, Rowan plc had no indebtedness, and its subsidiaries had total indebtedness of approximately $2.65 billion, which would be structurally senior to Rowan plc’s guarantee of the notes. However, all of such indebtedness of Rowan plc’s subsidiaries is indebtedness of RCI, which will be the issuer of the notes, and consequently, all of such indebtedness will rank pari passu in right of payment with the notes.

Rowan plc will be released and relieved of any obligations under its guarantee of the notes immediately:

•	upon Legal Defeasance in accordance with Article Thirteen of the indenture or satisfaction and discharge of the indenture in accordance with Article Four of the indenture; or

•	upon the merger of Rowan plc with and into RCI.

Additional Covenants

With respect to the notes, the indenture will contain the following covenants, in addition to the covenants and other provisions described in the accompanying prospectus under the captions “Description of Debt Securities—Covenants” and “Description of Debt Securities—Merger and Sale of Assets.”

Limitation on Liens

We have agreed that we or any of our Subsidiaries will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property only if we secure the notes equally and ratably with or prior to the Indebtedness secured by that lien. If we so secure the notes, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or prior to the Indebtedness secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

(1)	liens existing on the date the notes are first issued;

(2)	liens on any entity’s property or assets existing at the time we acquire such entity or its property or assets, or at the time such entity becomes a Subsidiary;

(3)	intercompany liens in favor of us or any Subsidiary;

(4)	liens on assets either:

(A)	securing all or part of the cost of acquiring, constructing, improving, developing or repairing the assets; or

(B)	securing Indebtedness incurred to finance the acquisition of the assets or the cost of constructing, improving, developing, expanding or repairing the assets and commencing commercial operation of the assets if the applicable Indebtedness was incurred prior to, at the time of or within 24 months after the acquisition, or completion of construction, improvement, development, expansion or repair of the assets or their commencing commercial operation;

(5)	liens in favor of governmental entities to secure (a) payments under any contract or statute to secure progress or advance payments or (b) industrial development, pollution control or similar indebtedness;

(6)	governmental liens under contracts for the sale of products or services;

(7)	liens imposed by law, such as mechanic’s or workmen’s liens;

(8)	liens under workers’ compensation laws or similar legislation;

(9)	liens in connection with legal proceedings or securing taxes or other assessments;

(10)	statutory or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

(11)	liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture;

(12)	good faith deposits in connection with bids, tenders, contracts or leases;

(13)	deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(14)	any extensions, substitutions, renewals or replacements of the above-described liens.

In addition, without securing the notes as described above, we or any of our Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our and our Subsidiaries’ other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness outstanding for Sale and Leaseback Transactions, does not exceed a “basket” equal to 15% of our Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale and Leaseback Transactions in connection with which we have voluntarily retired debt securities issued under the indenture, Indebtedness of equal rank or Funded Indebtedness, in each case as described in clause (3) below under “Limitation on Sale and Leaseback Transactions.”

Limitation on Sale and Leaseback Transactions

We have agreed that we or any of our Subsidiaries will not enter into a Sale and Leaseback Transaction, unless one of the following applies:

(1)	we or that Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale and Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally or ratably securing the notes;

(2)	after the issuance of the notes and within the period beginning nine months before the closing of the Sale and Leaseback Transaction and ending nine months after such closing, we or any Subsidiaries have expended for property used or to be used in the ordinary course of business an amount equal to all or a portion of the net proceeds of the transaction, and we have elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (3) below or as otherwise permitted); or

(3)	during the nine-month period after the effective date of the Sale and Leaseback Transaction, we have applied to the voluntary defeasance or retirement of any debt securities under the indenture, any Indebtedness of equal rank to the notes or any Funded Indebtedness, an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale and Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (2) above.

Additional Events of Default

With respect to the notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described as Events of Default under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus, constitute an Event of Default:

(1)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of the notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (y) results in the acceleration of such Indebtedness prior to its express maturity, and (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more; or

(2)	RCI’s failure to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event.

Amendments and Waiver

For the avoidance of doubt, any purchase or repurchase of debt securities pursuant to the provisions of the indenture described above under the caption “—Change of Control Repurchase Event” shall not be deemed a redemption of debt securities as it relates to the provisions set forth under the caption “Description of Debt Securities—Amendments and Waivers” in the accompanying prospectus.

Definitions

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale and Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used, in which case, the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the final date upon which it may be so terminated.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of Rowan plc), in one or a series of related transactions, of all or substantially all of the properties or assets of Rowan plc and RCI taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than Rowan plc or one of its Subsidiaries, or a Person controlled by Rowan plc or one of its Subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of Rowan plc (excluding a Redomestication of Rowan plc); and (c) the adoption by the board of directors of Rowan plc of a plan of liquidation or dissolution for Rowan plc.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event with respect to the notes.

“Consolidated Net Tangible Assets” of any Person means the total amount of assets (after deducting applicable reserves and other properly deductible items) of such Person and its consolidated Subsidiaries less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

Consolidated Net Tangible Assets of any Person shall be based on the most recently available consolidated quarterly balance sheet of such Person, and shall be calculated in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the Issue Date, Rowan may elect to apply International Financial Reporting Standards, or IFRS, accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Rowan’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Rowan shall give notice of any such election made in accordance with this definition to the trustee under the indenture.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capital Lease Obligations;

•	all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); and

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Issue Date” means the first date on which any notes are issued, authenticated and delivered under the indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Rowan and/or one or more Subsidiaries of Rowan. A Joint Venture is not treated as a Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any drilling rig, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, that, in the opinion of our board of directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of our Consolidated Net Tangible Assets.

“Rating Agencies” means, with respect to the notes, (1) each of Moody’s Investors Service, Inc. and S&P Global Ratings, and the successors of either and (2) if either of the aforementioned ceases to rate such notes or fails to make a rating of such notes publicly available for reasons outside of Rowan plc’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Rowan plc as a replacement agency for each of the aforementioned, or both of them, as the case may be.

“Rating Event” means, with respect to the notes, the rating of such notes is lowered from the rating received by such notes upon issuance by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Redomestication” means:

(1)	any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of Rowan plc with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into Rowan plc, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of Rowan plc and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),

(2)	any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action with respect to Rowan plc pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(3)	the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of substantially all of the voting shares of the Rowan plc (the “New Parent”), if as a result thereof

(4)	in the case of any action specified in clause (1), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(5)	in the case of any action specified in clause (2), the entity that constituted Rowan plc immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(6)	in the case of any action specified in clause (3), the New Parent

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any jurisdiction, whose voting shares of each class of capital stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was such capital stock or shares of the entity constituting Rowan plc immediately prior thereto and, if the Surviving Person is the New Parent, the Surviving Person continues to be owned, directly or indirectly, by substantially all of the Persons who were shareholders of Rowan plc immediately prior to such transaction. For the purposes of this definition, Rowan plc shall also mean any successor Person resulting from any transaction permitted by the covenant described in the accompanying prospectus under the caption “Description of Debt Securities—Merger and Sale of Assets.”

“Sale and Leaseback Transaction” means any arrangement with anyone under which we or any Subsidiary leases any Principal Property that we or that Subsidiary has or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than five years;

•	intercompany leases between us and a Subsidiary or between two or more of Subsidiaries; and

•	leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

Defeasance

The defeasance provisions of the indenture described in the accompanying prospectus will apply to the notes. In particular, Rowan may, at its option and at any time, elect to have its obligations released with respect to the provisions of the indenture described above under “—Change of Control Repurchase Event” and under “—Additional Covenants,” and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) and (4) under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus and the additional Events of Default described above under the caption “—Additional Events of Default,” in each case, will no longer constitute an Event of Default with respect to the notes.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by Rowan as initial registrar and paying agent with regard to the notes.

Notices

Notices to holders of notes will be given by mail to the holder’s address as it appears in the notes register.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, Attention: Director—Investor Relations.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

•	DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S.

depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders that participated or will participate in the Tender Offers or who are subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Repurchase Event”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS will take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income, rather than as capital gain, any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Stated Interest

Payments of stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Stated Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement made under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Stated Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments Stated of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note, and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Barclays Capital Inc.
DNB Markets, Inc.
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
MUFG Securities Americas Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Clarksons Platou Securities, Inc.
Pareto Securities Inc.

Total		$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about                     , 2016, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, the underwriters are also acting as dealer managers with respect to the Tender Offers.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In particular, certain of the underwriters or their affiliates own a portion of one or more series of the Target Notes that are subject to the Tender Offers and accordingly may receive a portion of the proceeds from this offering if we use them to fund a portion of the Tender Offers. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. ZB, N.A. DBA Amegy Bank, a lender under our revolving credit facility, has acted as a financial advisor to us in connection with this offering and not as an underwriter, and it will receive a fee in connection therewith.

European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for Rowan or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Rowan or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Rowan nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Rowan or the Representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas with respect to U.S. legal matters and by Latham & Watkins LLP, London, with respect to English legal matters. Certain legal matters relating to the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated by reference in this prospectus supplement from Rowan’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Rowan’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Rowan’s ordinary shares are listed on the NYSE under the symbol “RDC.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.rowan.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

PROSPECTUS

Rowan Companies plc

Rowan Companies, Inc.

CLASS A ORDINARY SHARES

ORDINARY SHARES

PREFERENCE SHARES

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

GUARANTEES

SHARE PURCHASE CONTRACTS

WARRANTS

UNITS

Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, which we refer to as Rowan plc, may offer and sell from time to time in one or more offerings an indeterminate amount of Class A Ordinary Shares, ordinary shares, preference shares, senior debt securities, subordinated debt securities, guarantees, share purchase contracts, warrants; and/or units that include any of these securities or securities of other entities. Rowan Companies, Inc., a Delaware corporation, which we refer to as RCI, may offer and sell from time to time in one or more offerings an indeterminate amount of senior debt securities, subordinated debt securities and/or guarantees.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer and sell these securities to or through underwriters, dealers, to other purchasers and/or through agents on a continuous or delayed basis. Supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Rowan plc’s Class A Ordinary Shares trade on the New York Stock Exchange under the symbol “RDC.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described in this prospectus and in any prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Services Authority’s Prospectus Rules.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Under no circumstances should the delivery to you of this prospectus or any exchange or redemption made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Rowan,” “we,” “us,” and “our” mean Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, and its subsidiaries. Rowan plc refers to Rowan Companies plc, and not to any of its subsidiaries or affiliates. RCI refers to Rowan Companies, Inc., and not to any of its subsidiaries or affiliates. In this prospectus, we sometimes refer to the senior debt securities and subordinated debt securities as “debt securities” and the Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees, share purchase contracts, warrants and units, collectively, as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov and are also available free of charge through our web site at http://www.rowan.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Other than the specific documents incorporated by reference, information on our web site is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus. You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below filed by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015, as filed with the SEC on May 7, 2015;

•	the description of the Class A Ordinary Shares contained in our Current Report on Form 8-K12B, as filed with the SEC on May 4, 2012; and

•	our current reports on Form 8-K, as filed with the SEC on March 4, 2015, April 9, 2015 and May 6, 2015.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and other documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21(E) of the Exchange Act that are subject to a number of risks and uncertainties and are based on information as of the date hereof. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will,” “forecast,” “potential,” “outlook,” “scheduled,” “predict,” “will be,” “will continue,” “will likely result,” and similar words and specifically include statements regarding expected financial performance; dividend and share repurchases; growth strategies; expected utilization, day rates, revenues, operating expenses, contract terms, contract backlog, capital expenditures, tax rates and positions; insurance coverages; access to financing and funding sources; the availability, delivery, mobilization, contract commencement or relocation or other movement of rigs and the timing thereof; future rig construction and costs (including construction in progress and completion thereof); enhancement, upgrade or repair and costs and timing thereof; the suitability of rigs for future contracts; general market, business and industry conditions, trends and outlook; future operations; the impact of increasing regulatory requirements and complexity; expected contributions from our new rigs and our entry into the ultra-deepwater market; divestiture of selected assets; expense management; the likely outcome of legal proceedings or insurance or other claims and the timing thereof; activity levels in the offshore drilling markets; customer drilling programs; and commodity prices.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially are the following:

•	prices of oil and natural gas and industry expectations about future prices;

•	changes in worldwide rig supply and demand, competition or technology, including as a result of delivery of newbuild drilling rigs and reactivation of rigs;

•	variable levels of drilling activity and expenditures, whether as a result of actions by OPEC, global capital markets and liquidity, prices of oil and natural gas or otherwise, which may cause us to idle or stack additional rigs;

•	drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to certification and testing of blowout preventers and other equipment or otherwise impacting operations), future lease sales, changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill abatement contingency plan requirements and other governmental actions that may result in claims of force majeure or otherwise adversely affect our existing drilling contracts;

•	governmental regulatory, legislative and permitting requirements affecting drilling operations or compliance obligations in the areas in which our rigs operate;

•	tax matters, including our effective tax rates, tax position, results of audits, changes in tax laws, treatises and regulations, tax assessments and liabilities for taxes;

•	downtime, lost revenue and other risks associated with drilling operations, operating hazards, or rig relocations and transportation, including rig or equipment failure, collisions, damage and other unplanned repairs, the limited availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to weather conditions or otherwise, and the limited availability or high cost of insurance coverage for certain offshore perils or associated removal of wreckage or debris and other losses;

•	access to spare parts, equipment and personnel to maintain, upgrade and service our fleet;

•	possible cancellation, reduced day rates or suspension of drilling contracts as a result of economic conditions in the industry, force majeure, mechanical difficulties, delays, performance or other reasons;

•	potential cost overruns and other risks inherent to shipyard rig construction, repair or enhancement, unexpected delays in rig and equipment delivery and engineering or design issues following shipyard delivery, or delays in the dates our rigs will enter a shipyard, be transported and delivered, enter service or return to service;

•	changes or delays in actual contract commencement dates; contract terminations, contract extensions, contract option exercises, contract revenues, contract awards; the termination of contracts or renegotiation of contract terms by customers or payment or operational delays by our customers;

•	potential issues relating to customer acceptance or readiness to drill associated with our four ultra-deepwater drillships;

•	operating hazards, including environmental or other liabilities, risks, expenses or losses, whether related to well-control issues, or storm or hurricane damage, losses or liabilities (including wreckage or debris removal), collisions or otherwise;

•	our ability to attract and retain skilled personnel on commercially reasonable terms, whether due to competition from other contract drillers, labor regulations or otherwise;

•	our ability to seek and receive visas for our personnel to work in our areas of operation in a timely manner;

•	governmental action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, political demonstrations, strikes, or outbreak or escalation of armed hostilities or other crises in oil or natural gas producing areas in which we operate, which may result in extended business interruptions, suspended operations, or claims by our customers of a force majeure situation and payment disputes;

•	terrorism, piracy, cyber-breaches, outbreaks of any disease or epidemic and other related travel restrictions, political instability, hostilities, acts of war, nationalization, expropriation, confiscation or deprivation of our assets or military action impacting our operations, assets or financial performance in any of our areas of operations;

•	the outcome of legal proceedings, or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any purported renegotiation, nullification, cancellation or breach of contracts with customers or other parties, and any failure to negotiate or complete definitive contracts following announcements of receipt of letters of intent;

•	potential for additional long-lived asset impairments;

•	impacts of any global financial or economic downturn;

•	effects of accounting changes and adoption of accounting policies;

•	potential return to shareholders in the form of dividends and share repurchases;

•	costs and uncertainties associated with our redomestication, or changes in laws that could reduce or eliminate the anticipated benefits of the transaction;

•	potential unplanned expenditures and funding requirements, including investments in pension plans and other benefit plans; and

•	important factors described from time to time in the reports filed by us with the SEC and the New York Stock Exchange.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. All forward-looking statements contained in this prospectus speak only as of the date of this document. We undertake no obligation to update or revise publicly any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

v

OUR COMPANY

We are a global provider of offshore oil and gas contract drilling services utilizing a fleet of 30 self-elevating mobile offshore “jack-up” drilling units and four ultra-deepwater drillships. We conduct our offshore drilling operations in various markets throughout the world, including the United States Gulf of Mexico, United Kingdom and Norwegian sectors of the North Sea, the Middle East, West and North Africa, Southeast Asia and Trinidad. Our strategic plan involves investing in ultra-deepwater assets, with a goal of balancing our earnings from jack-up drilling units and deepwater rigs over the long term.

Our principal executive offices are currently located at Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and our telephone number is (713) 621-7800. Our Internet web site is www.rowan.com. The information contained on our web site or that can be accessed through our web site is not incorporated by reference into this prospectus, and you should not consider the information contained on our web site to be part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described under the caption “Risk Factors” in our most recent annual report on Form 10-K, and our subsequent quarterly report(s) on Form 10-Q, or any other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered pursuant to this prospectus and any prospectus supplement for general business purposes. The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods shown. You should read this ratio in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Three Months Ended March 31, 2015		Year Ended December 31,
			2014		2013		2012		2011		2010
Ratio of earnings to fixed charges(1)	4.3	x	(0.9	)x(2)	2.8	x	2.8	x	2.0	x	5.8	x

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented, because no shares of preferred stock were outstanding during these periods.
(2)	For the year ended December 31, 2014, total fixed charges exceeded total adjusted earnings available for payment of fixed charges, resulting in a deficiency of approximately $319.6 million.

For this ratio, “earnings” means the sum of (a) pre-tax income or loss from continuing operations, (b) fixed charges and (c) amortization of capitalized interest, minus interest capitalized. “Fixed charges” means the sum of

(1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses relating to indebtedness, and (3) an estimate of the portion of rental expense that represents an interest factor. Earnings for the year 2010 have been adjusted to exclude income from our former manufacturing and land drilling businesses, which were sold in 2011.

DESCRIPTION OF CLASS A ORDINARY SHARES

The description of the Class A Ordinary Shares is incorporated into this prospectus by reference to the Current Report on Form 8-K12B filed with the SEC on May 4, 2012.

DESCRIPTION OF ORDINARY SHARES

As used in this description, the words “we,” “us” and “our” refer to Rowan plc, and not to any of its subsidiaries or affiliates. Also, in this section, references to “holders” mean those who own ordinary shares of Rowan registered in their own names on the books that the registrar or we maintain for this purpose and not those who own beneficial interests in ordinary shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the ordinary shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our articles of association, or our Articles, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations or other instrument establishing a series of ordinary shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of ordinary shares.

Our Articles authorize us to allot and issue shares in one or more series, and to grant rights to subscribe for or to convert or exchange any security into or for shares of the company or its successors, in one or more series, which we may determine to issue as or with the same rights, preferences and limitations as ordinary shares or otherwise, as determined by our board of directors. Our board has been authorized to issue up to a nominal amount of US$18,750,000 of shares, all of which remains authorized for allotment and issuance, which may include ordinary or other shares which may rank pari passu or junior to Class A Ordinary Shares and the Class B Ordinary Shares in terms of dividends or liquidation rights. We will include the specific terms of each series of the ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF PREFERENCE SHARES

As used in this description, the words “we,” “us” and “our” refer to Rowan plc, and not to any of its subsidiaries or affiliates. Also, in this section, references to “holders” mean those who own preference shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in preference shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the preference shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our Articles, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations establishing a series of preference shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preference shares.

Our Articles authorize us to issue shares, including preference shares in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by our board of directors. Our board has been authorized to allot and issue up to a nominal amount of US$18,750,000 of shares, all of which remains authorized for allotment and issuance, which may include preference shares, which would generally be afforded preferences regarding dividends and liquidation rights over Class A Ordinary Shares. Such authority to issue preference shares will continue until April 30, 2017 and thereafter it must be renewed, but we may seek renewal more frequently for additional terms not to exceed five years from the date of any such further authorization. We will include the specific terms of each series of the preference shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES

As used in this description, the words “we,” “us” and “our” refer to the issuer of debt securities, which may be Rowan plc or RCI, and not to any of their respective subsidiaries or affiliates . Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. Rowan plc’s forms of senior indenture and subordinated indenture, and RCI’s senior indenture and form of subordinated indenture, have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or any guarantees thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, any guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and any guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Shareholders

No director, manager, officer, employee, incorporator, partner, member or shareholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of any guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “—Legal Defeasance and Covenant Defeasance,” if:

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived; or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES

As used in this description, the words “we,” “us” and “our” refer to issuer of guarantees, which may be Rowan plc or RCI, and not to any of their subsidiaries or affiliates. Each of Rowan plc and RCI may issue guarantees of debt securities and other securities. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

You should read the particular terms of the guarantee documents, which will be described in more detail in the applicable prospectus supplement. The obligations of a guarantor under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF WARRANTS

As used in this description, the words “we,” “us” and “our” refer to Rowan plc, and not to any of its subsidiaries or affiliates. We may issue warrants to purchase Class A Ordinary Shares, ordinary shares, preference shares, debt securities or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

As used in this description, the words “we,” “us” and “our” refer to Rowan plc, and not to any of its subsidiaries or affiliates. We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares or ordinary shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares or ordinary shares. The price per share of our Class A Ordinary Shares, preference shares or ordinary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be entered into by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As used in this description, the words “we,” “us” and “our” refer to Rowan plc, and not to any of its subsidiaries or affiliates. As specified in the applicable prospectus supplement, we may issue units consisting of one or more Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees or warrants or any combination of such securities. The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In these situations, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 7% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the Class A Ordinary Shares, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any Class A Ordinary Shares sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

The validity under the laws of England and Wales of any Class A Ordinary Shares, Other Ordinary Shares and Preference Shares, as well as certain other legal matters pertaining to guarantees and debt securities, in each case, that Rowan plc may offer pursuant to this prospectus, will be passed upon by Andrews Kurth (UK) LLP, London, England. The validity under the laws of the State of New York of any senior debt securities, subordinated debt securities, guarantees, share purchase contracts, warrants and units, in each case that Rowan plc or RCI may offer pursuant to this prospectus, will be passed upon by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Rowan Companies plc and its subsidiaries (the “Company”) incorporated in this prospectus by reference from Rowan Companies plc’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$400,000,000

Rowan Companies, Inc.

(a corporation incorporated under the laws of Delaware)

    % Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Rowan Companies plc

(a public limited company incorporated under the laws of England and Wales)

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Barclays

DNB Markets

Wells Fargo Securities

Citigroup

Deutsche Bank Securities

Goldman, Sachs & Co.

MUFG

HSBC

Morgan Stanley

RBC Capital Markets

Scotiabank

Clarksons Platou Securities, Inc.

Pareto Securities

December     , 2016